Press Release	Source: Torrent Energy

Torrent Energy Issued Final Water Disposal Permit for Coos Bay Coal-Bed Methane Project

Monday November 26, 1:51 pm ET

PORTLAND, OR--(MARKET WIRE)--Nov 26, 2007 -- Torrent Energy Corporation (the "Company") (OTC BB:TREN.OB - News) today announced it has received final approval of the National Pollutant Discharge Elimination System Waste Discharge Permit (the "NPEDS permit") from Oregon State's Department of Environmental Quality (DEQ). Issued to the Company's wholly owned subsidiary, Methane Energy Corp. ("Methane"), the NPDES permit goes into effect immediately. The permit will allow Methane to commence planning and completion of a stimulation program on the Westport project wells by enabling the economic treatment and disposal of produced waters to a maximum daily volume of 100,000 gallons (2380 bbls.).

Torrent's president and CEO, John Carlson, stated, "Securing the NPDES permit represents an important milestone for Methane, and positions us to proceed with our financing efforts and the environmentally sound development of our Coos Bay coal-bed methane (CBM) deposit. We now intend to move as quickly as possible to establish a commercial CBM operation in Coos County."

"Development of a water gathering system, treatment facilities, and outfall planning and construction can now proceed in preparation for stimulation operations," Carlson added. "Our first step will be to initiate construction on the previously approved water outfall facilities and to place orders for the requisite filtration equipment."

The NPDES permit contains rigorous provisions for the treatment, disposal and monitoring of the discharge water stream. Methane will be responsible for maintaining high standards of quality control on all aspects of the disposal program and will be the steward for all environmental issues related to its operation. The DEQ will be responsible for oversight on the NPDES permit.

"This permit is a victory for both Methane and the area's environmental concerns, and demonstrates the strong cooperative partnership that exists between Coos County and the Company," Carlson said. "On a personal note, we would like to commend all the dedicated Methane employees, staff at the various regulatory agencies, members of various environmental groups and especially, the residents of Coos County, for cooperatively working toward an acceptable and workable solution to the future disposal of produced water. This solution will ensure the project meets required economic hurdles, and, more importantly, provides for an ongoing relationship between all vested interests. We intend to clearly demonstrate both our willingness and commitment to meeting the stringent treatment and monitoring conditions of the permit."

About Torrent Energy Corporation

Torrent Energy Corporation is an exploration company focusing on developing non-conventional natural gas reserves in the Northwestern United States. The Company's primary objective is to create value for stakeholders by applying strong technical expertise to projects. The current focus of the Company's Oregon subsidiary, Methane Energy Corp., is on the exploration of the Coos Bay Basin project in southwestern Oregon where the Company currently has a land portfolio that includes over 118,000 acres of prospective land. For more information please visit www.torrentenergy.com.

Safe Harbor Statement: This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, that the water disposal plan approval allows the Company to proceed with our financing efforts, that the water disposal plan approval allows the Company to now move forward on their stated mission of moving the Coos Bay field from the development stage into the commercial production stage; that with the issuance of this permit, we are now ready to proceed with our field development/production plans, including fracture stimulation and pipeline tie-in to the Coos County gas transmission system.

It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, inability to maintain qualified employees or consultants, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling and/or interpreting data, market fluctuations and spot prices for gas, and the possibility that no commercial quantities of gas are found or recoverable. For more risk factors about our Company, readers should refer to risk disclosure in our most recent 10-K and Form 10-Q filed on Edgar.

Contact:

For further information please contact:

Investor Relations in the U.S.
Pfeiffer High Investor Relations, Inc.
Geoff High
Principal
Phone: 303-393-7044
Email: Email Contact

Investor Relations in Canada
CHF Investor Relations
Cathy Hume
Account Manager
Phone: 416-868-1079 ext. 231
Email: Email Contact

Torrent Energy Corp.
John Carlson
President & CEO
Phone: 503-224-0072
Email: Email Contact

Source: Torrent Energy